DATED 22nd January 1993





                       (1) THE HOME VIDEO CHANNEL LIMITED


                          (2) RICHARD CHRISTOPHER YATES






                                SERVICE AGREEMENT





THIS AGREEMENT is made on 22nd January 1993

BETWEEN:-

(1) THE HOME VIDEO CHANNEL LIMITED (company number 2412178) whose registered office is at Pembroke House, 11 Northlands Pavement, Pitsea, Basildon, Essex (the "Company"); and

(2) RICHARD CHRISTOPHER YATES of Woodbarn Cottage, Pump Lane North, Marlow, Buckinghamshire SL7 3RD (the "Executive").

WHEREBY IT IS AGREED as follows:

1.       INTERPRETATION

1.1      In this Agreement:-

         the "Board"       means the board of directors of the Company from
                           time to time;

         "Employment"      means the Executive's employment under this
                           Agreement;

         "Financial Year"  has the meaning set out in Section 223 of the
                           Companies Act 1985 as in effect on the date of this Agreement;

         "Intellectual     includes letters patent, trade marks, service marks,
         Property"         designs, copyrights, design rights, applications for
                           registration of any of the foregoing and the right to apply for them in any part of the world and rights of a like nature; and

         "Net Profits"     means (in relation to any financial year of the
                           Company) a sum calculated in accordance with the provisions of the Schedule.

1.2      So far as the context allows or requires:-

1.2.1 the singular includes the plural and vice versa and a reference to one gender includes a reference to any gender;

1.2.2 references to Clauses are to the clauses of this Agreement and references to this Agreement include the Schedule;

1.2.3 references to a person include references to an individual, firm, body corporate, or unincorporated association.

1.3 The headings in this Agreement are for ease of reference only and shall not be used in the interpretation or construction of any of the provisions of this Agreement.

2.       EMPLOYMENT

         The Company shall continue to employ the Executive and the Executive shall continue to be employed by and serve the Company as its Managing Director.

3.       TERM

3.1 Subject always to earlier termination pursuant to Clause 11.1, the employment may be determined at any time by the Executive giving to the Company at least six months' notice in writing or the Company giving to the Executive at least twelve months' notice in writing in either case so as to expire on or at any time after 1st March 1995.

3.2 The Employment forms part of a continuous period of employment within the meaning of the Employment Protection (Consolidation) Act 1978 which began on 1st August 1989.

4.       DUTIES

         During the term of the Employment:

4.1 The Executive shall perform and observe such powers, duties and restrictions and shall conduct and manage such of the affairs of the Company as may from time to time reasonably be required of him by the Board and he shall obey and carry out the reasonable directions of the Board;

4.2 Unless prevented by illness or accident and except during holidays provided for under Clause 7 the Executive shall, during normal working hours and at such other reasonable times as may be necessary, devote the whole of his time attention and abilities to his duties at such place or places within the United Kingdom and, if appropriate and for the benefit of the Company, at such place or places abroad as the Board may reasonably determine, except that the Executive may not be required without his prior consent to devote so large a percentage of his time to the performance of his duties abroad as to make it necessary or desirable for him to take up residence abroad;

4.3 The Executive shall faithfully serve the Company to the best of his ability and endeavour to promote the business of the Company;

4.4 The Executive shall give to the Board or such persons as the Board may direct such information regarding the affairs of the Company as the Board shall require; and

4.5 The Executive shall also act without further remuneration or fees as a director of the Company.

5.       OFFICE OF DIRECTOR

         During his Employment the Executive shall not:

5.1 Voluntarily resign as a director of the Company unless the Executive reasonably considers it necessary or appropriate to do so to avoid any or any continuing personal liability (in which case such a resignation shall not constitute a breach of this Agreement by the Executive);

5.2 Be subject to retirement by rotation pursuant to the articles of association of the Company; or

5.3 Do anything that would cause the Executive to be disqualified from continuing to act as a director of the Company.

6.       REMUNERATION, EXPENSES AND CAR

6.1 The Company shall pay the Executive a salary at the rate of (pound)100,000 per annum to accrue from day to day and to be paid by equal monthly installments in arrears on the last working day of each calendar month by bank transfer. The Board shall review the Executive's salary once a year on or as near as reasonably practicable to the 1st day of August in each year (with the first such review being on 2nd August 1993) but shall not decrease the Executive's salary.

6.2 The Executive shall be reimbursed on a monthly basis all expenses properly incurred by him in the performance of his duties hereunder such reimbursement to be made against the production of relevant receipts or other evidence of expense.

6.3 During the period of this Agreement the Company shall place at the disposal of the Executive a car with a car telephone for both the business and personal use of the Executive. The car initially shall be a Porsche 944 Cabriolet and shall be replaced forthwith after the earliest of (a) the date that the mileage that such car has traveled (as shown on the car's odometer) is equal to 40,000 miles or (b) on (or as near as reasonably practicable to) 1st August 1994. Thereafter the Executive shall receive successive replacements forthwith after the earliest of (a) the third anniversary of the date that the Executive's then current car was first provided or (b) the date that the mileage that the Executive's then current car has traveled (as shown on the car's odometer) is equal to 40,000 miles. All such replacement cars shall be Porsche 944 Cabriolet (or the nearest equivalent then available) or a car chosen by the Executive having equivalent value. The Company shall pay all road tax, insurance premiums, maintenance, repair, servicing and petrol expenses in respect of the car and (as appropriate) the car telephone. Upon termination of the Employment for whatever reason the Executive shall immediately return the car (with the car telephone) and all keys to it to the Company.

6.4 The Company shall cause its auditors for the time being to certify the Net Profits of the Company for each financial year of the Company starting on or after 31st July 1993 on or within 7 days of the date on which accounts of the Company for that financial year are laid before the Company in general meeting. Such certificate shall be final and binding on the parties.

6.5 Subject to Clause 6.6, the Company shall pay the Executive by way of additional remuneration a sum equal to 7.5 percent of the increase in the Net Profits of the Company as so certified in respect of the immediately preceding financial year starting. Such sum shall be paid by bank transfer within 30 days of the certification in question.

6.6 If the Employment is terminated for any reason during any financial period starting on or after 31st July, the sum otherwise payable to the Executive by way of additional remuneration pursuant to Clause 6.5 shall be reduced by an amount equal to the proportion of the financial period in question falling after termination of the Employment.

6.7 In the event that the Company changes its accounting reference date at any time after the date of this Agreement the parties shall agree appropriate adjustments to the provisions of Clauses 6.4 - 6.6 and in default of agreement within 14 days such adjustments shall be determined by the Company's auditors for the time being whose decision shall be final and binding on the parties and whose costs shall be borne by the Company.

7.       PENSION, LIFE INSURANCE AND PRIVATE HEALTH SCHEME

7.1 The Company shall provide to the Executive annually during the term of the Employment a further sum equal to 10% of the Executive's salary from time to time under Clause 6.1 for the purposes of investing in any pension plan of his own choice, such sum to be paid by equal monthly installments in arrears on the last working day of each calendar month to any pension plan nominated from time to time by the Executive provided always that in the event that the Company or any holding company of the Company shall establish its own pension scheme then the Executive shall be entitled to become a member of such scheme (at the Executive's option) in which case the Company shall pay all contributions to such scheme in respect of the Executive such contributions being not less than 10% of the Executive's salary from time to time under Clause 6.1. No contracting-out certificate pursuant to the provisions of the Social Security Pensions Act 1975 is in force in respect of the Employment.

7.2 The Company shall at its own cost procure that throughout the term of the Employment the Executive shall:

7.2.1 be a member of a reputable private medical care scheme on the highest scale provided by such scheme under which he, his wife and his children under the age of 18 years shall be eligible to benefit;

7.2.2 have the benefit of term life insurance cover in the amount of 4 times his basic salary under Clause 6.1 from time to time;

7.2.3 have the benefit of permanent disablement cover conferring salary continuance benefits of 75% of his basic salary from time to time (provided always that the Company shall not be obliged to pay the amount of any premium therefor in excess of a reasonable and usual premium for an individual of equivalent age and seniority as the Executive).

8.       HOLIDAYS AND HOLIDAY PAY

8.1 In addition to all bank and other public holidays the Executive shall be entitled to 25 working days holiday during each calendar year to be taken at such time or times as the Board may approve during which his remuneration under Clause 6 shall continue to be payable. The Executive may with the approval of the Board carry forward any unused part of his holiday entitlement in any calendar year to the next calendar year.

8.2 During the calendar year in which the Employment terminates the Executive shall be entitled to such proportion of his annual holiday entitlement as the period of the Employment for such year shall bear to one calendar year. Upon termination of the Employment for whatever reason the Executive shall be entitled to salary in lieu of any then outstanding holiday entitlement and for the purposes of calculating any such entitlement the Executive's holiday entitlement shall be treated as accruing pro rata through the year on a daily basis.

8.3 Any days forming part of a holiday period taken by the Executive in respect of which he is ill or incapacitated by accident and for which a doctor's certificate of illness or incapacity is provided by him shall not be set against his holiday entitlement but will be treated as illness or accident for the purposes of Clause 9 below.

9.       ILLNESS/INCAPACITY

9.1 If the Executive becomes unable properly to perform his duties under the Agreement as a result of illness, accident or other incapacity for more than 7 consecutive days he shall send to the Company a certificate of his incapacity signed by a registered medical practitioner and during any continued absence the Executive shall send a further certificate every week. In respect of such absences of 7 or less consecutive days, the Executive will be required to comply with such procedures within the Company as may be in force from time to time governing the self certification of reasons for absence .

9.2 If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder the Executive shall be entitled to his salary at the full rate, less any social security, statutory sick pay or other benefits received by him for up to 190 working days in respect of all periods of absence in any period of 12 consecutive months and thereafter his salary shall continue to be paid at 50% of the then full rate for a further period of up to 65 working days and thereafter the payment of his salary during any further period of absence shall be at the discretion of the Board.

9.3 For the purposes of calculation of statutory sick pay the days on which the Executive could qualify for payments are Monday, Tuesday, Wednesday, Thursday and Friday.

10.      RESTRICTIONS AND CONFIDENTIAL INFORMATION

10.1 During the continuance of his Employment the Executive shall not without the prior written consent of the Board, directly or indirectly, in any capacity engage in any other business or be concerned, engaged or interested in any trade, business or occupation of a similar nature to or competitive with that carried on by the Company.

10.2 The Executive shall not for a period of one year after the termination howsoever caused of the Employment whether alone or with any other person or as principal, agent, partner, director, employee or consultant and whether directly or indirectly be engaged, concerned or interested in any business directly competing in material respects with the business of the Company as carried on at the date of such termination.

10.3 Nothing in Clauses 10.1 and 10.2 shall prohibit the Executive from holding (a) any number of shares of common stock or debentures in Graff Pay-Per-View Inc. or (b) shares or debentures quoted or dealt in on a recognized stock exchange (whether in the United Kingdom or elsewhere) if not more than 2% of the shares or debentures of any class of any company is so held or (c) shares or debentures in respect of which he is eligible for relief from income tax under the Business Expansion Scheme.

10.4 The Executive shall not during the term of the Employment (except in the proper course of his duties as a director or employee of the Company) nor at any time after the termination for whatever reason of the Employment use for his own or other purposes or disclose or publish to any person at all any trade secret or any other confidential information concerning the business or management or finances of the Company which may have come to his knowledge during or in the course of his employment with the Company (whether prior to the commencement of this Agreement or not).

10.5 Clause 10.4 above shall not apply or shall cease to apply to any such trade secret or confidential information:

10.5.1 once it falls into the public domain otherwise than through the Executive's default;

10.5.2 which the Executive can show he obtained from an independent third party without any direct or indirect breach of an obligation of confidentiality owed to the Company; or

10.5.3 which the Executive is obliged to disclose pursuant to an order of any court of competent jurisdiction.

11.      TERMINATION IN SPECIFIC CASES

11.1 In all or any of the following cases the Company may, subject to Clause 14 below, terminate the Employment by giving the Executive written notice to operate and take effect from the date of its service whereupon the Executive shall not be entitled to any further payment under this Agreement except for salary (including any holiday pay) accrued due but unpaid as at the date of termination and any payment due as reimbursement of expenses:

11.1.1 if he is in serious or (after warning) repeated breach of any of his material obligations under this Agreement;

11.1.2 if he refuses without good cause to carry out any lawful and reasonable instructions given to him in the course of the Employment by the Board;

11.1.3 if he commits any fraudulent act in connection with the business of the Company as the result of which the Company suffers any loss;

11.1.4 if he is convicted of any criminal offense (other than an offense under the Road Traffic Acts for which a penalty of imprisonment is not imposed), such as being an offense which materially affects the Company's business;

11.1.5 if he is prevented from properly performing his duties under this Agreement as a result of illness/accident or other incapacity in respect of periods of absence totaling 190 working days or more in any period of 12 consecutive months;

11.1.6 if he shall have a disqualification order (as defined in Section 1 of the Directors Disqualification Act 1986) made against him.

12.      TERMINATION PAYMENT

12.1 Upon expiration or termination howsoever of the Employment for whatever reason and by which ever party, the Company shall pay to the Executive a lump sum (after deduction by the Company of all tax payable thereon but with no other deduction or withholdings whatsoever) equal to one year's gross salary. For this purpose one year's gross salary means the salary per annum of the Executive as at the date of such termination without any tax deductions or other deductions of any kind (but excluding the cash value of any non-cash benefit for which the Executive is entitled as at the date immediately prior to such termination). The Company shall be responsible for paying all taxes arising in respect of any payment to the Executive under this Clause 12.1.

12.2 The payment referred to in Clause 12.1 shall be without prejudice (and in addition) to any payment to which the Executive is or becomes entitled under or in connection with this Agreement (including, without limitation, payment for the remainder of the Term if the Employment is terminated prior to the expiry of the Term).

13.      EXECUTIVE'S OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

         If on the termination of the Employment for whatever reason the Executive is a director of the Company he shall forthwith resign such directorship and shall not be entitled to any compensation or other sum in respect thereof and should the Executive fail to do so the Company or anyone authorized by it is hereby irrevocably appointed as his agent and attorney to execute any documents and do any things necessary or desirable to give effect to such resignation.

14.      GRIEVANCE PROCEDURE

         If the Executive is dissatisfied with any disciplinary decision relating to him or to the Employment he may apply with reference to such matters by letter to the Board and the Board shall reasonably consider the contents of any such letter.


15.      AMALGAMATION/RECONSTRUCTION

         If before the expiration of this Agreement the employment of the Executive shall be terminated by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as any part of an arrangement for the amalgamation of the undertaking of the Company not involving liquidation and the Executive shall be offered employment with the amalgamating or reconstructed company for a period not less than the unexpired term of this Agreement and on terms no less favorable than the terms of this Agreement the Executive shall have no claim against the Company in respect of the termination of his employment by the Company.

16.      ASSIGNMENT

         The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement and any such assignment or other transfer shall be null and void.

17.      NOTICES

         Any notice to be served under or pursuant to this Agreement shall be in writing. In the case of notice to the Company it shall be sent by recorded delivery to or left at the Company's registered office and in the case of notice to the Executive it shall be handed to him personally or sent - by recorded delivery to his last known residential address.

18.      PREVIOUS AGREEMENTS

         This Agreement supersedes all previous agreements and arrangements (if any) between the Company and the Executive relating to his employment by the Company which are hereby terminated by mutual consent and the Executive acknowledges that he has no claim whatsoever against the Company in respect of such termination.

19.      INTELLECTUAL PROPERTY

19.1 In accordance with the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright, Designs and Patents Act 1988 if at any time in the course of his Employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information, data, drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

19.2 The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause.

19.3 The Executive waives all of his Moral Rights as defined in the Copyright, Designs and Patents Act 1988 in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to the Intellectual Property the property of the Company by virtue of Clause 19.1 hereof.

19.4 Rights and obligations under this Clause shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during the Executive's employment under this Agreement and shall be binding upon his representatives.

20.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

IN WITNESS whereof the duly authorized representative of the Company has executed this Agreement and the Executive has hereunto set his hand and seal the day and year first before written.

                                  THE SCHEDULE

                                   Net Profits


1. Net Profits, in respect of any financial year, shall mean the amount of profit before (a) taxation of the Company and/or (b) the payment of any dividend or other distribution as shown in the Company's annual accounts for such financial year to which amount:

1.1 shall be EXCLUDED (so as to increase the amount of profit) any costs shown in such accounts in respect of (a) payments made by the Company pursuant to the consultancy agreement of even date herewith and made between the Company and Pay Per View International Inc. and (b) auditors' fees (but only if and to the extent that the auditors of the Company are changed after the date of this Agreement and such fees exceed the auditors' fees shown in the audited accounts of the Company for the year ended 31st July 1992) and (c) conducting a second audit of the Company (in addition to an audit as at 3lst July) as a consequence of any change in the accounting reference date of the Company;

1.2 shall be EXCLUDED (so as to increase the amount of profit) the amount of any provision in such accounts in respect of which Graff Pay-Per-View Inc. is entitled to make a claim under the investment and option agreement dated 22nd January 1993 and made between (1) the Executive, Andrew Donald Wren and Stephen Philip Kay ("the Vendors")
         (2) Graff Pay-Per-View Inc. and (3) the Company ("the Agreement") against one or more of the Vendors;

1.3 shall be EXCLUDED (so as to increase the amount of profit) any costs shown or provision made in such accounts in respect of any claims made by Graff Pay-Per-View Inc. against the Company under or in connection with the Agreement or any other arrangement or agreement;

1.4 shall be EXCLUDED (so as to increase or reduce the amount of profit as the case may be) any extraordinary item shown in such accounts;

1.5 shall be EXCLUDED (so as to increase or reduce the amount of profit as the case may be) any costs and/or revenue directly arising as a result of business activities undertaken by the Company at the instigation of Graff Pay Per View Inc. and formally noted as such by the Board;

1.6 shall be ADDED (so as to increase the amount of profit) an amount equal to any sum claimed during the financial year of such accounts against any of the Vendors under the deed of covenant of even date herewith and made between the Vendors, the Company and Graff Pay-Per-View Inc.

2. From the amount ("the Initial Amount") resulting from or otherwise determined by the application of the provisions of paragraph 1 of this Schedule shall be further deducted (so as to decrease the amount of profit) an amount equal to the charge to Corporation Tax (at the rate applying in respect of the financial year to which such accounts relate and assuming that the Company is able to take advantage of the provisions of section 13 of the Taxes Act 1988 - small companies' relief) that would have been made in respect of the Initial Amount if the Inland Revenue had determined that the Initial Amount was the amount of the profits of the Company properly chargeable to Corporation Tax.

3. The amount resulting from or otherwise determined by the application of the provisions of paragraph 2 of this Schedule shall be the amount of "Net Profits" for the purposes of this Agreement.

4. Within ten (10) working days of the date of adoption of the Company's annual accounts the parties shall seek to agree the amount of "Net Profits" in accordance with the above provisions but either party shall be entitled to apply to the President for the time being (or other proper officer) of the Institute of Chartered Accountants in England and Wales to appoint an independent Chartered Accountant to determine the matter in dispute and the decision of the Chartered Accountant so appointed shall be final and binding on the parties except in the case of manifest error.



SIGNED by Andrew D. Wren        )
for and on behalf of THE HOME   )    /s/ Andrew D. Wren
                                     ------------------
VIDEO CHANNEL, LIMITED          )
in the presence of:             )

Guy P. Bastable
4 John Carpenter Street
New York, New York  USA
Solicitor


SIGNED as of Deed by the said   )   /s/ Richard Christopher Yates
                                    -----------------------------
RICHARD CHRISTOPHER YATES       )
in the presence of:             )

Guy P. Bastable
4 John Carpenter Street
New York, New York  USA
Solicitor



                                   APPENDIX A

                               Material Contracts


         Parties                    Description                        Date

1.       Societe                    Transponder              20th January 1992
         Europeenne des             Capacity on Astra
         Satellites S.A. (1)                1B


         The Home Video
         Channel Limited (2)

(together with side letter of even date and letter of 1st October 1992 exercising option to extend the term)

2.       British                       International        [   ] January 1992
         Telecommunications            Satellite Uplink
         Plc (1)                       Service; Earth
                                       Segment

         The Home Video
         Channel Limited (2)

         (together with side letter of even date)

3.       Electric                      License of Films     11th December 1989
         Video Limited (1)

         The Home Video
         Channel Limited (2)

4.       Film Investors                License of Films         1st April 1992
         Overseas Service S.A. (1)

         The Home Video
         Channel Limited (2)



     THIS SUPPLEMENTAL AGREEMENT is made the 16th day of June One thousand nine hundred and ninety-four BETWEEN (1) THE HOME VIDEO CHANNEL LIMITED (Company No. 2412178) whose registered office is at Pembroke Home 11 Northlands Pavement Pitsca Basildon Essex (the "Company") and (2) RICHARD CHRISTOPHER YATES of Woodbarn Cottage Pump Lane North Marlow Buckinghamshire SL7 3RD (the "Executive"). RECITALS

(1) By an Agreement (the "Principal Agreement") dated 22nd January 1993 made between the parties hereto the Company agreed to employ and the Executive agreed to serve the Company as its managing director. (2) The parties have agreed that the Principal Agreement shall be varied in manner hereinafter appearing.
NOW WHEREBY IT IS HEREBY DECLARED AND AGREED as follows:
1. CLAUSE 3.1 of the Principal Agreement shall be varied by deleting therefrom the words and figures "1st March 1995" and substituting therefor the words and figures "1st March 1997." 2. CLAUSE 6.1 of the Principal Agreement shall be deleted and replaced by the following: "With effect from and including 1st August 1993 the Company shall pay the Executive a salary at the rate of
(pound 125,000.00 per annum to accrue from day to day and to be paid by equal monthly installments in arrears on the last working day of each calendar month by bank transfer. The Board shall review the Executive's salary once a year on or as near as reasonably practicable to the 1st day of August in each year but shall not decrease the Executive's salary and provided that at 1st August 1994 no review shall take place but instead the Executive's salary shall be increased (such increase being adjusted to the nearest(pound 100) by the same percentage increase as the pre-tax profits certified by the Board for the financial year ending 31st July 1994 over the pre-tax profits certified by the Board for the financial year ended 31st July 1993." 3. THERE shall be deleted from Clause 12.1 of the Principal Agreement the words "equal to one year's gross salary" and there shall be substituted therefor the words "ONE HUNDRED AND TWENTY FIVE THOUSAND POUNDS (pound 125,000.00)." 4. THE second sentence of Clause 12.1 of the Principal Agreement shall be deleted in its entirety. 5. EXCEPT as hereby varied the Principal Agreement shall remain in full force and effect. IN WITNESS whereof the duly authorized representative of the Company has executed this Agreement and the Executive has hereunto set his hand and seal the day and year first before written. SIGNED by Philip Callaghan ) for and on behalf of THE ) /s/ Philip Callaghan HOME VIDEO CHANNEL, LIMITED ) in the presence of: )

Robinson G. Strong
401 East 65th Street
New York, New York  USA
Occupation:  Secretary


SIGNED as of Deed by the said )              /s/ Richard Christopher Yates
                                             -----------------------------
RICHARD CHRISTOPHER YATES     )
in the presence of:           )

Ruth Huggett
Flat Two
64 Granville Road
London
N12 0HT
Occupation:  Secretary